Exhibit 99.1

KINGOLD JEWELRY RECEIVES $15 MILLION STRATEGIC INVESTMENT FROM SUBSIDIARY OF FOSUN INTERNATIONAL LIMITED

IN A PRIVATE PLACEMENT TRANSACTION

Company to Hold Conference Call at 11:00 AM ET

WUHAN CITY, China, April 6, 2015 - Kingold Jewelry, Inc. ("Kingold" or "the Company") (NASDAQ: KGJI), one of China's leading manufacturers and designers of high quality 24-karat gold jewelry, ornaments and investment-oriented products, today announced that it has entered into a convertible note purchase agreement with a majority-owned subsidiary of Fosun International Limited (HKEx stock code: 00656, together with its subsidiaries, "Fosun") that will result in $15 million of gross proceeds to the Company when the transaction closes.

Transaction Highlights

  Pursuant to the Purchase Agreement, the Company agreed to issue and sell a $15 million aggregate principal amount 6.0% Senior Secured Convertible Note due 2018 (the “Note”), subject to customary closing conditions.
  Fosun will have the right to convert the principal amount of the Note into shares of Common Stock at an initial conversion price of approximately $1.15 per share.
  The Note bears interest at a rate of 6.0% per year payable annually.
  The Note is secured by a bank letter of credit and a personal guarantee by Kingold’s Chairman and Chief Executive Officer, Mr. Zhihong Jia.

The Company intends to use the proceeds from this strategic investment to accelerate the development of the Kingold Jewelry Cultural Industry Park (“Jewelry Park”).

Mr. Zhihong Jia, Chairman and CEO of the Company, commented, “This is a significant investment and important step in Kingold’s corporate development. We believe that aligning our interests with a globally-known and respected financing partner such as Fosun will broaden Kingold’s capabilities as well as potentially change the landscape of China's gold jewelry market. Both sides conducted considerable due diligence to reach this agreement, and we are excited about the long-term upside from our two companies working together. Fosun owns Zhaoyuan Gold, one of the largest gold mining companies in China, and Yuyuan Group, one of the largest gold retailers in China. We believe there is a tremendous opportunity in the creation of a vertically integrated conglomerate of gold mining, designing, processing and retailing in China. With Fosun’s strong support and resources, Kingold has a great opportunity to accomplish lateral consolidation across a very fragmented gold manufacturing industry in China and become a solid market leader.”

Kingold to Appoint Two New Board Members

In conjunction with the Purchase Agreement, the Company will increase the size of the Board from five to seven members, effective immediately upon the closing of the sale of the Note through the appointment of Mr. XiaoFeng Lu and Ms. Min Zhou to the Board. Mr. Lu has been designated by Fosun. The Board also determined to appoint Mr. Lu to the Audit Committee and Ms. Zhou to the Compensation Committee, each to be effective immediately upon the closing of the sale of the Note.

Kingold Jewelry, Inc.	Page 2
April 6, 2015

Mr. Lu, age 44, is currently Executive General Manager of Fosun Financial Group. Mr. Lu received a Ph.D. in World Economics from Fudan University, a Master’s in Accounting from Liaoning University and a Bachelor’s degree in Statistics & Operational Research from Fudan University. Mr. Lu is also a certified public accountant in China.

Ms. Zhou, age 42, is currently Vice President of Shanghai Yuyuan Jewelry (Group), Ltd. Ms. Zhou received a Bachelor’s degree in Economics from East China Normal University.

Conference Call Details

Kingold also announced that it will discuss today’s announcement in a conference call later this morning (April 6, 2015), at 11:00 a.m. ET.

The dial-in numbers are:

Live Participant Dial In (Toll Free):	877-407-9038
Live Participant Dial In (International):	201-493-6742

The conference call will also be webcast live. To listen to the call, please go to the Investor Relations section of Kingold's website at www.kingoldjewelry.com, or click on the following link: http://kingoldjewelry.equisolvewebcast.com/sp-inv.

About Kingold Jewelry, Inc.

Kingold Jewelry, Inc. (NASDAQ: KGJI), centrally located in Wuhan City, one of China's largest cities, was founded in 2002 and today is one of China's leading designers and manufacturers of 24-karat gold jewelry, ornaments, and investment-oriented products. The Company sells both directly to retailers as well as through major distributors across China. Kingold has received numerous industry awards and has been a member of the Shanghai Gold Exchange since 2003. For more information, please visit www.kingoldjewelry.com.

About Fosun International Limited

Fosun was founded in 1992 in Shanghai. Fosun International Limited (00656.HK) was listed on the Main Board of The Stock Exchange of Hong Kong Limited on 16 July 2007. Today, Fosun has established four business engines comprising "insurance, industrial operations, investment and asset management". It strives to become a world-class investment group underpinned by the twin drivers of "insurance-oriented comprehensive financial capability" and "industrial-rooted global investment capability". It is dedicated to applying the value investing principle to its investment model of "Combining China's Growth Momentum with Global Resources". For more information, please visit www.fosun.com.

Business Risks and Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by words such as “expects,” “believe,” “project,” “anticipate,” or similar expressions. The forward-looking statements in this release include, but are not limited to, statements that the strategic investment will broaden Kingold’s capabilities and change the landscape of China’s gold jewelry market; a vertically integrated conglomerate of gold mining, designing, processing and retailing in China can be created; and regarding lateral consolidation and becoming a solid market leader. Readers are cautioned that actual results could differ materially from those expressed in any forward-looking statements. Forward-looking statements are subject to a number of risks, including those contained in Kingold's SEC filings available at www.sec.gov, including Kingold's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Kingold undertakes no obligation to update or revise any forward-looking statements for any reason.

Company Contact
Kingold Jewelry, Inc.
Bin Liu, CFO
Phone: +1-847-660-3498 (US) / +86-27-6569-4977 (China)

bl@kingoldjewelry.com

INVESTOR RELATIONS
The Equity Group Inc.
Katherine Yao, Associate
+86 10-6587-6435
kyao@equityny.com